CONFIDENTIAL

EXHIBIT 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

AMENDED AND RESTATED PATENT AND KNOW HOW LICENSE AGREEMENT

METHODIST AGREEMENT # [***]

THIS AMENDED AND RESTATED PATENT AND KNOW HOW LICENSE AGREEMENT (this “Agreement”) is made effective as of October 6, 2020 (the “Effective Date”) by and between The Methodist Hospital, a Texas non-profit corporation (“METHODIST”), and Coya Therapeutics, Inc. (“LICENSEE”), a Delaware corporation (as successor in interest to Nicoya Health, Inc.).

W I T N E S S E T H

WHEREAS, METHODIST owns, or has the right to license, certain Patent Rights and Know- How (defined below); and

WHEREAS, the predecessor of LICENSEE (Nicoya Health, Inc.) obtained a license from METHODIST to practice certain Patent Rights and Know-How pursuant to that Patent and Know How License Agreement effective as of the Effective Date and on December 22, 2020 that predecessor was merged with and into LICENSEE with LICENSEE as the surviving company and such predecessor assigning all of its rights and obligations under this Agreement to LICENSEE pursuant to a Consent and Waiver among the Parties;

WHEREAS, METHODIST and LICENSEE amended this Agreement on October 29, 2021 in that First Amendment to Patent and Know How License Agreement, and the Parties desire to further amend and restate such agreement upon the terms stated herein effective as of the Effective Date; and

WHEREAS, METHODIST desires to have such Patent Rights and Know-How further developed in the Licensed Field and used for the benefit of LICENSEE, METHODIST and the general public;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants herein and other good and valuable consideration, the receipt and adequacy of which are acknowledged and confessed, the parties hereto agree as follows:

1.Definitions.

As used in this Agreement, capitalized terms used in this agreement have the meaning ascribed to them above, in the Attachments to this Agreement, or in the Articles that follow:

CONFIDENTIAL

1.1“Affiliate” of a party means, only while such relationship exists:

(a)	any person or business entity more than 50% owned, directly or indirectly, by such party, or

(b)	any person or business entity that owns, directly or indirectly, more than 50% of such party, or

(c)	any person or business entity that is more than 50% owned by a business entity that owns at least 50% of such party.

1.2“Confidential Information” means any proprietary information or material disclosed by one party (“discloser”) to the other party (“recipient”) hereunder that is related to the subject matter of this Agreement (including Licensed Patent Rights and Licensed Know-How) and that is identified as confidential or proprietary when disclosed or reasonably would be considered confidential information if exchanged by third parties under similar circumstances. The parties shall use reasonable efforts to mark Confidential Information provided in tangible form as “Confidential” or “Proprietary” (or the substantial equivalent thereof), or if not disclosed in tangible form, summarized in writing within thirty (30) days thereafter. Confidential Information provided hereunder shall not be denied the protections afforded by this Agreement solely on the basis that the Confidential Information was not marked in accordance with the obligations herein. Confidential Information excludes information that the recipient can establish:

(a)	was in the public domain at the time of disclosure to recipient;

(b)	later became part of the public domain through no act or omission of the recipient, its employees, agents, successor and assigns;

(c)	was lawfully disclosed to the recipient by a third party having the right to disclose it without any obligation of confidentiality to the discloser;

(d)	was already known by the recipient at the time of initial disclosure from the discloser; or

(e)	was independently developed by the recipient, as evidenced by written documentation created or existing at or promptly after the time of development.

1.3"Exclusive" means exclusive to LICENSEE to the exclusion of all others, including METHODIST, its Affiliates, and all third parties, except for the Retained Rights.

1.4“Fair Market Value” means (a) the cash consideration the seller charges in an arm’s length Sale to a buyer who is not an Affiliate of the same or substantially the same Licensed Product or Licensed Service under the same or substantially similar quantity and terms, time and place or (b) if no such comparable Sales exist, then a reasonable portion of the price of the bundle/combination taking into account the relative value of the Licensed Product or Licensed Service and as compared to each of the other elements of the bundle/combination.

CONFIDENTIAL

1.5“Indication” means a disease or condition and all of its associated signs, symptoms, stages or progression (including precursor conditions) with respect to the entire population with the disease or condition (and not merely a subpopulation or a stratified group of patients within the population).

1.6“Know-how” means technical and other information, trade secrets, processes, procedures, compositions, devices, methods, formulas, patterns, compilations, programs, products, protocols, techniques, software, designs, inventions, discoveries, drawings, databases or data, whether or not patentable, and regardless of the form in which any of the foregoing was created or thereafter reproduced or stored.

1.7“Late Fee” means interest accrued at the lesser of non-compounding 1.5% per month (18% annual) or the maximum rate permitted and considered non-usurious under law.

1.8“Licensed Field” means the diagnosis, prevention or treatment of amyotrophic lateral sclerosis (ALS), Alzheimer’s disease, or other disease or condition in humans, the preparation or manufacture of products (including cells and exosomes) for the foregoing, and services related to any of the foregoing.

1.9“Licensed Know-how” means METHODIST’s rights in (a) the Know-how that (i) exists as of the Effective Date and is described on Attachment A (“Existing Technology”) or (ii) is created, made or otherwise first exists after the Effective Date and corresponds to the practice, improvement or advancement of the Existing Technology or any invention or discovery covered by Licensed Patent Rights; and (b) all trade secret rights, copyrights and other intellectual or industrial technology rights in the Know How described in the foregoing clause (a) that are owned by METHODIST or any of its Affiliates or licensed to METHODIST or any of its Affiliates with the right to sublicense to LICENSEE as contemplated in Section 3.1, except for Licensed Patent Rights. “Exclusive Licensed Know-how” means that Licensed Know-how that is necessary for the practice, improvement or advancement of the Existing Technology or any invention or discovery covered by Licensed Patent Rights.

1.10“Licensed Patent Rights” means all rights in (a) the application(s) for Patent listed on Attachment A or that otherwise have been filed as of the Effective Date related to the Existing Technology (“Existing Patent Applications”), (b) all applications for Patent filed by or on behalf of METHODIST on any other invention or discovery within the Licensed Know-how that is necessary for the practice, improvement or advancement of the Existing Technology or any invention or discovery covered by Existing Patent Applications, (c) all pre-grant forms of the foregoing applications, including converted provisionals, divisionals, and continuations (in whole or in part), (d) all Patents issuing from any of the foregoing, (e) all post-grant forms of or related to the foregoing, including reissues, reexaminations, oppositions, and extensions, and (f) counterparts or equivalents to any of the foregoing anywhere in the world; in each case that are owned by METHODIST or any of its Affiliates or licensed to METHODIST or any of its Affiliates with the right to sublicense as of the Effective Date or at any time during the Term. Any claim of an unexpired Licensed Patent Right is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. The Licensed Patent Rights further include those Patent Rights listed on Attachment G, as it may be updated from time to time.

CONFIDENTIAL

1.11“Licensed Product” means any tangible apparatus, material, equipment, machine, cells, exosomes or other product that is comprised of, contains, is derived from or was made using a process that incorporates Licensed Know-how or the manufacture, use, sale, offer for sale or import of which is covered by Licensed Patent Rights.

1.12“Licensed Service” means any service, method, procedure or other process (including software and other computer instructions) that is provided or performed using any of the Licensed Know-how or the use of which is covered by any of the Licensed Patent Rights, including the isolation, generation, reproduction, preparation, manufacturing and supply of cells, exosomes or other products.

1.13“Licensed Territory” means, with respect to the Licensed Patent Rights, wherever existing, and with respect to the Licensed Know-how, worldwide.

1.14“Patent Costs” means all out of pocket costs incurred by METHODIST in connection with the preparation, filing, prosecution, and maintenance of the Licensed Patent Rights in each jurisdiction, including interference or derivation proceedings, post grant review, reexaminations, and other reviews, appeals and patent related procedures.

1.15“Patents” means all (a) patents, industrial and utility models, industrial designs, petty patents, design patents, patents of importation, patents of addition, certificates of invention, and other indicia of ownership of an invention or discovery that is issued or granted by any Governmental Entity, (b) applications for any of the foregoing, including provisional, utility, design, priority, divisional, and continuation (in whole or in part) applications, and all other pre- grant forms of any of the foregoing, (c) extensions, reissues, re-examinations, renewals, or other post-grant forms of any of the foregoing; and (d) equivalents or counterparts of any of the foregoing.

1.16“Regulatory Authority” means the Food and Drug Administration of the United States of America (or a successor agency) or any comparable agency in a country outside the United States of America that is authorized to regulate the licensure, approval, manufacture, or sale of pharmaceuticals, biologics, dietary supplements, medical foods, nutraceuticals, food additives, cosmetics, diagnostics, medical devices, or medical processes and any applicable Institutional Review Board or Ethics Committee.

1.17“Retained Rights” means all of the following, collectively:

(a)	reservation for government rights as set forth in Section 3.2; and

(b)

the right of METHODIST to make, have made, and use (but not to Sell or offer to Sell or import) Licensed Products and to conduct Licensed Services in connection with research, education, public service and patient care at METHODIST, and, subject to Article 8, to distribute information derived from such activities to other non-profit institutions for non-commercial purposes; and

(c)	the right to publish any information included in the Licensed Patent Rights or Licensed Know-how, subject to Article 8;

CONFIDENTIAL

(d)	the rights necessary to fulfill the obligations of METHODIST to LICENSEE under this Agreement, including continuing and completing the Ongoing Phase 2a Trial.

1.18“Sale”, “Sold” or “Sell” means the transfer or disposition of a Licensed Product or provision of a Licensed Service for consideration.

1.19“Sales Revenue” means the gross sales price and/or the monetary equivalent of any other consideration actually received by LICENSEE and its Affiliates in the Sale of a Licensed Product or Licensed Service, less any of the following items that are itemized on the relevant invoice or which LICENSEE can demonstrate have been actually paid or credited with respect to that Sale:

(a)	outbound or return shipping, storage, packing and insurance expenses;

(b)	sales, excise, use, value added or other taxes, tariffs, export license fees and duties paid to a governmental entity;

(c)	discounts, credits, and rebates; or

(d)

other items typically deducted by the seller from such Sales in accordance with US Generally Accepted Accounting Principles, namely sales allowances, sales discounts and sales returns, or International Financial Reporting System, as consistently apply by the seller.

Neither sales commissions nor the costs of collection are deductible from the gross sales price when calculating Sales Revenue.

Notwithstanding the foregoing, (a) if LICENSEE or its Affiliates bundle or combine a Licensed Product or a Licensed Service with any other good(s) or service(s) that is/are not a Licensed Product or Licensed Service, whether in the form of a kit consisting of two products, a product containing multiple active ingredients, either independently or co-formulated, or a combination of a product plus a service, in each case wherein part of the bundle or combination is a Licensed

Product or Licensed Service and other part is not, then the term “Sales Revenue” with respect to such Licensed Product or the Licensed Service will mean the Fair Market Value; (b) Sales Revenues will be accrued for Licensed Services only if the Licensed Service do not result in Licensed Products that are Sold; and (c) no Sales Revenues will accrue upon Sales between or among LICENSEE or any of its Affiliates or Sublicensees, but instead in such cases Sales Revenues will accrue on the first Sale to any person or entity that is not LICENSEE or any of its Affiliates or Sublicensees. For clarity, Sales Revenues do not include any Sublicensing Revenues.

1.20“Sublicensee” means any person or entity to which LICENSEE grants, directly or indirectly, a sublicense under any of the rights granted to LICENSEE in Section 3.1.

1.21“Sublicensing Revenues” has the meaning set forth on Attachment C.

2.	Representations and Warranties; Disclaimers and Limitation on Damages.

CONFIDENTIAL

2.1DISCLAIMERS OF WARRANTIES.

(a)

LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT, BY THIS AGREEMENT, EXCEPT AS EXPRESSLY STATED IN SECTIONS 2.8 AND 2.9, METHODIST DISCLAIMS ALL WARRANTIES AND MAKES NO REPRESENTATION (A) AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, ABILITY TO OBTAIN REGULATORY APPROVAL, PATENTABILITY, OR BREADTH OF THE LICENSED PATENT RIGHTS OR LICENSED KNOW-HOW, (B) AS TO WHETHER THERE ARE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY METHODIST IN THE LICENSED FIELD, (C) THAT THE LICENSED PRODUCTS OR THE LICENSED SERVICES DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY METHODIST, AND (D) THAT ALL OF THE CLAIMS OF ANY PATENT INCLUDED IN THE LICENSED PATENT RIGHTS ARE VALID.

(b)

LICENSEE RECOGNIZES THAT THE LICENSED PATENT RIGHTS AND LICENSED KNOW-HOW MAY REQUIRE USE OF TANGIBLE AND INTANGIBLE PROPERTY OF THIRD PARTIES AND THAT LICENSEE WILL BE SOLELY RESPONSIBLE FOR OBTAINING ANY RIGHTS FROM THIRD PARTIES THAT ARE NECESSARY TO REALIZE THE BENEFITS TO SUCH PARTY OF THIS AGREEMENT.

(c)

METHODIST UNDERSTANDS AND ACKNOWLEDGES THAT, BY THIS AGREEMENT, LICENSEE DISCLAIMS ALL WARRANTIES AND MAKES NO REPRESENTATION (A) AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, ABILITY TO OBTAIN REGULATORY APPROVAL, PATENTABILITY, OR BREADTH OF THE LICENSED PATENT RIGHTS OR LICENSED KNOW-HOW, (B) AS TO WHETHER THERE ARE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSEE IN THE LICENSED FIELD, (C) THAT THE LICENSED PRODUCTS OR THE LICENSED SERVICES DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY METHODIST, AND (D) THAT ALL OF THE CLAIMS OF ANY PATENT INCLUDED IN THE LICENSED PATENT RIGHTS ARE VALID.

2.2Due Diligence. LICENSEE, by execution hereof, represents, warrants and agrees that (a) it has not been induced in any way by METHODIST or any of its employees or agents to enter into this Agreement, except for the representations and warranties of METHODIST, the rights and licenses granted by METHODIST to LICENSEE, and the covenants and obligations of METHODIST to LICENSEE expressly stated in this Agreement; (b) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 2 and all other matters pertaining to this Agreement; and (c) LICENSEE has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein subject to the terms and conditions of this Agreement.

CONFIDENTIAL

2.3LICENSEE Acknowledgments. LICENSEE acknowledges that (a) other than through this Agreement, LICENSEE has no rights to, or ownership interest in, the Licensed Patent Rights or Licensed Know-how, and (b) METHODIST has no obligation to file any patent application or maintain any patent in any jurisdiction or to commence any legal action against third persons infringing the Licensed Patent Rights.

2.4Compliance with Law. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement, including the transfer of products and technical data.

2.5Export Restrictions. It is understood that each party and its Affiliates are subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other items (including the Arms Export Control Act, as amended, the Export Administration Regulations and U.S. economic sanctions), and that their obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license or other authorization from the appropriate agency of the United States government and/or written assurances by the recipient that it shall not export data or commodities to certain foreign countries without prior approval of such agency (including, as controlled under U.S. law, release of technology, source code, and technological data to non-U.S. persons). Without limiting the generality of Section 2.1, neither party makes any representations and each party disclaims any warranty regarding whether a license shall be required or that, if required, it shall be issued with respect to any of the Licensed Know-how or Confidential Information exchanged under this Agreement.

2.6LIMITATION ON DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR

SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING SHALL NOT LIMIT A CLAIM BY EITHER PARTY FOR BREACH OF CONFIDENTIALITY, USE OF THE LICENSED PATENT RIGHTS OR LICENSED KNOW-HOW OUTSIDE OF THE LICENSE GRANTED UNDER THIS AGREEMENT OR INDEMNIFICATION UNDER ARTICLE 7.

2.7[Reserved.]

2.8Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:

(a)

such representing party (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized, (ii) has the full corporate power and authority to execute, deliver, and perform this Agreement in accordance with its terms, and (iii) has duly authorized the execution, delivery and performance of this Agreement.

(b)

no consent, approval, authorization or filing of any certificate, notice application, report or other document with any governmental entity is required on the part of such party in connection with the valid execution and delivery of this Agreement or the performance by such party of any of its obligations hereunder.

CONFIDENTIAL

(c)

the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order of any governmental entity applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

2.9METHODIST Further Representations and Warranties. METHODIST further represents and warrants to LICENSEE that, as of the Effective Date:

(a)	The Licensed Patent Rights listed on Attachment A constitute [***] the Patents owned (solely or jointly) by METHODIST [***].

(b)

METHODIST has provided to LICENSEE a complete, true and accurate copy of the file history of each Patent within the Existing Patent Applications (to the extent such file history exists as of the Effective Date).

(c)	To Methodist knowledge, the regulatory documents listed in Attachment E are true and accurate copies of the actual regulatory submissions.

(d)	To the best of the knowledge of METHODIST after reasonable inquiry, none of the [***] Existing Patent Applications are subject to any of the governmental rights described in Section 3.2.

(e)	All of the [***] Existing Patent Applications are solely owned by METHODIST and no other person or entity has any license or security interest therein.

(f)

The grant of rights to LICENSEE under this Agreement will not result in any change to any of the rights or obligations of METHODIST in the Ongoing Phase 2a Trial or its related agreements, nor will any notifications to or approvals from any third party be required in connection therewith.

3.License and Restrictions.

3.1Grants. Subject to the terms of this Agreement and the Retained Rights, METHODIST hereby grants to LICENSEE a license, including the right to sublicense, under (a) the Licensed Patent Rights to make, have made, use, Sell, offer to Sell, and import Licensed Products and Licensed Services, solely for applications within the Licensed Field and in the Licensed Territory; (b) all rights in the Licensed Know-how in connection with the research, development, Regulatory Approval, manufacturing, distribution, Sale, marketing or other exploitation of Licensed Products and Licensed Services, solely for applications within the Licensed Field and in the Licensed Territory. The foregoing licenses are Exclusive for the Licensed Patent Rights, Exclusive for the Exclusive Licensed Know-how, and non-exclusive for the other Licensed Know- how. METHODIST further grants to LICENSEE an exclusive right of reference with respect

CONFIDENTIAL

to the Existing IND (as defined on Attachment A) and all related data and documentation generated in connection with the Existing IND.

3.2Government Rights. If any of the Licensed Patent Rights were developed in the course of research sponsored by a governmental authority or agency (federal, state or local), this Agreement is explicitly made subject to the government’s rights under any agreement and any applicable law or regulation related to such research. METHODIST reserves on behalf of the appropriate governmental entity a license with respect to the Patent Rights to the extent required under any such agreement, applicable law or regulation, including 35 USC 200 et seq. and 37 CFR 401. IF THERE IS A CONFLICT BETWEEN A GOVERNMENT AGREEMENT, APPLICABLE LAW OR REGULATION AND THIS AGREEMENT, THE TERMS OF ANY GOVERNMENT AGREEMENT, APPLICABLE LAW OR REGULATION SHALL PREVAIL. If any of the Licensed Patent Rights were developed in course of U.S. federal government sponsored research, each Licensed Product and Licensed Service to be sold in the United States must be manufactured substantially in the United States unless LICENSEE obtains a written waiver in advance from the government.

3.3Reservation of Rights. This Agreement does not confer any license or rights by implication, estoppel or otherwise in any patents, know-how or other technology or intellectual property that is not explicitly granted to LICENSEE in Section 3.1. Each party expressly retains all rights not explicitly granted to the other party. Except as expressly and specifically provided under this Agreement, the parties agree that neither party is granted any implied rights to or under any of the other party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights. WITHOUT LIMITING THE FOREGOING, EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAY USE THE NAME, LOGOS OR OTHER MARKS (INCLUDING TRADEMARKS, SERVICE MARKS AND TRADE NAMES) OF THE OTHER PARTY, ITS AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS WITHOUT EXPRESS WRITTEN CONSENT FOR EACH USE.

3.4Sublicenses. LICENSEE may grant sublicenses under the rights granted to LICENSEE under Section 3.1 (each, a “Sublicense”) consistent with the requirements of this Section without the consent of METHODIST and otherwise only with the consent of METHODIST, not to be unreasonably withheld, conditioned or delayed. LICENSEE is responsible for the operations of its Sublicensee(s) relevant to this Agreement as if the operations were carried out by LICENSEE, including, whether or not paid to LICENSEE by a Sublicensee, (a) the milestone payments for milestone events identified in Part II of Attachment B, achieved by Sublicensees and (b) payment of royalties on Sublicensing Revenues by the Sublicensee(s). Each Sublicense granted without consent of METHODIST must:

(a)	Be in writing if granted to any person or entity that is not an Affiliate of LICENSEE;

(b)	Be of no greater scope than scope of the rights granted to LICENSEE in Section 3.1 and be subject to the Retained Rights and the limitations in Sections 3.2 and 3.3 and 3.6;

CONFIDENTIAL

(c)

Require the Sublicensee to notify LICENSEE if Sublicensee achieves any milestone events identified in Part II of Attachment B and to issue reports to LICENSEE on Sales of Licensed Products or Licensed Services sufficient to permit LICENSEE to report on and pay the amount of royalties due thereon to METHODIST in a timely manner, including the ability to share such reports with METHODIST as provided in Section 4.5;

(d)	Require the Sublicensee to pay to LICENSEE twice the amount of each royalty due from Sublicensee to LICENSEE if the Sublicensee takes any of the actions described in Section 4.3;

(e)	Require Sublicensee to maintain the confidentiality of the Confidential Information of METHODIST consistent with the obligations of LICENSEE under Article 8;

(f)	Require Sublicensee to indemnify, defend and hold harmless METHODIST as if the Sublicensee were LICENSEE under Article 7.1;

(g)	Include audit rights by LICENSEE at least as extensive as those set forth in Section 4.4, which METHODIST may require LICENSEE to invoke to cause an audit of Sublicensee;

(h)	Permit LICENSEE to provide to METHODIST copies of the transaction documents contemplated in Section 4.7;

(i)	Prohibit the Sublicensee from assigning any of the rights sublicensed to Sublicensee without consent of LICENSEE, except to Affiliates of Sublicensee; and

(j)	Name METHODIST as a third-party beneficiary of the rights described in foregoing clauses (c) through (i) with the right to enforce such provisions directly against the Sublicensee.

3.5Diligence Requirement. The license granted in Section 3.1 is further subject to the requirement of LICENSEE to use commercially reasonable efforts to continue to develop and seek, obtain and maintain Regulatory Approval for at least one Licensed Product or Licensed Service, and after obtaining such Regulatory Approval, to promote, market, and Sell such Licensed Product or Licensed Service within the Licensed Territory in compliance with applicable laws and regulations. LICENSEE will use commercially reasonable efforts to achieve the development milestones set forth in the “Part I: Target Development Milestones” section of Attachment B within the time frames specified for the milestone. If LICENSEE fails to timely achieve any such milestone, METHODIST will notify LICENSEE of that failure and discuss the reasons therefor. If (a) LICENSEE continues to be unable to achieve the milestone within ninety (90) days following notice from METHODIST, (b) the Parties have not otherwise mutually agreed to extend the time frames or otherwise modify such development milestone, and (c) such failure is not due to due to the actions or inactions of any Regulatory Authority when LICENSEE has not breached its obligations under this Section 3.5 or to the breach by METHODIST of this Agreement, then METHODIST shall have the right, at its option by notice to LICENSEE, to terminate this Agreement or convert the license granted under Section 3.1 to a non-exclusive license and restrict the Licensed Territory to the countries in which LICENSEE has made Sales within the previous six months.

CONFIDENTIAL

3.6Transfer Restrictions. LICENSEE will not transfer or otherwise dispose of any of the Licensed Products or provide any of the Licensed Services (including for donation or promotion) for use outside of the Licensed Field or outside of the Licensed Territory without the advance, written consent of METHODIST. METHODIST will not transfer the Existing IND to any person or entity that is not a not-for-profit hospital or university without the advance, written consent of LICENSEE.

3.7Marking. LICENSEE will mark, and cause each Affiliate and Sublicensee to mark, all Licensed Products with patent numbers to the extent that such marking is required to enable the Patent Rights to be enforced against infringements thereon in any country where the Licensed Products are Sold. LICENSEE may, but is not obligated to, mark Licensed Products with patent numbers otherwise in accordance with applicable laws and regulations.

3.8Technology Transfer. If from time to time LICENSEE believes that any documentation or data constituting Licensed Know-how exists but has not yet been provided, then LICENSEE may request disclosure thereof in reasonable level of specificity and METHODIST will use commercially reasonable efforts to promptly provide to LICENSEE a complete and accurate electronic copy of such documentation and data in the possession or control of METHODIST. Promptly after completion of the Ongoing Phase 2a Trial (as defined on Attachment A), METHODIST will or will cause to be delivered to LICENSEE a copy of all documentation and data generated for or from the Ongoing Phase 2a Trial.

3.9Right of Reference Authorization. METHODIST will provide a letter of authorization or other documentation prepared by LICENSEE reasonably requested by LICENSEE to exercise the right of reference granted to LICENSEE under Section 3.1.

4.Payments and Reports.

4.1Royalties and Fees. In consideration of rights granted by METHODIST to LICENSEE under this Agreement, LICENSEE will pay or issue to METHODIST each the following:

(a)

reimbursement of all of METHODIST’s costs incurred before the Effective Date in connection with the filing and prosecution of the Existing Patent Applications. Such fee shall be due on the Effective Date and payable within thirty (30) days after the Effective Date.

(b)

a license maintenance fee in the amount of Five Thousand Dollars ($5,000) per year, invoiced by METHODIST to Licensee on or within thirty days after the anniversary of the Effective Date until the first Sales Revenues occur. Such fee shall be due within thirty days after receipt of the invoice. All such amounts are creditable against any royalties that become due under Section 4.1(d).

(c)

within five (5) days of the Effective Date, an issuance to METHODIST of a stock certificate evidencing 750,000 shares of common stock of LICENSEE, par value $0.0001, representing [***] of the outstanding founder’s stock of LICENSEE as of the Effective Date (the “Shares”). Under separate agreements, the LICENSEE will issue the equivalent amount of shares to the inventors of the Licensed Patent Rights in proportion to a ration provided

CONFIDENTIAL

by METHODIST. METHODIST acknowledges and agrees that Shares will be restricted securities and will not be registered with the Securities and Exchange Commission or qualified with any state securities authority and that, accordingly, the Shares may not be distributed, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”) or pursuant to an available exemption from the registration requirements of the Act. The Shares to be issued pursuant to this Section 4.1(c) were made pursuant to a Stock Issuance Agreement that was attached to this Agreement as Attachment D on the Effective Date and which was duly executed by METHODIST and LICENSEE before the amendment and restatement of this Agreement.

(d)

a running royalty on Sales Revenue for Licensed Products and Licensed Services Sold by LICENSEE or any of its Affiliates or on Sublicensing Revenues, determined in accordance with Attachment C; provided that the minimum amount of annual running royalties, beginning with respect to calendar year starting January 1, 2025 and for each calendar year thereafter until this Agreement is terminated shall be Fifty Thousand Dollars ($50,000). If the annual royalties payable on Sales Revenue and Sublicensing Revenues collectively would be less than this minimum royalty amount, then LICENSEE shall pay the difference at the time the final quarterly payment of the calendar year would be due and such difference will be creditable against any future actual royalties that become due and that exceed $50,000 in any calendar year.

(e)	payments for achievement of certain milestone events by LICENSEE or its Affiliates or Sublicensees described in the “Part II: Milestone Payments” section of Attachment B.

4.2Patent Costs and Patent Costs Reserve. METHODIST may invoice LICENSEE for Patent Costs incurred after the Effective Date as incurred, but not more frequently than monthly. During any such time in which LICENSEE is controlling the prosecution or maintenance for any of the Licensed Patent Rights, LICENSEE will only be required to reimburse METHODIST for those Patent Costs incurred by METHODIST prior to the Effective Date. LICENSEE will reimburse METHODIST for all Patent Costs properly invoiced within thirty (30) days of receipt of invoice. On the Effective Date, LICENSEE will pay to METHODIST [***] to be held in escrow by METHODIST for LICENSEE for reimbursement of Patent Costs that were incurred but not yet billed to METHODIST prior to the Effective Date (such money, the “Patent Costs Reserve”). LICENSEE will increase the amount to be held by METHODIST as Patent Costs Reserve to [***] at the end of three (3) months after the Effective Date and to [***] at the end of six (6) months after the Effective Date and maintain such amount thereafter until mutually agreed by the Parties it is no longer necessary. If METHODIST properly applies any of the Patent Costs Reserve towards such unreimbursed payments, then within thirty (30) days after notice thereof by METHODIST, LICENSEE must pay to METHODIST an amount to be credited to the Patent Costs Reserve so that it is restored to its minimum balance.

CONFIDENTIAL

4.3Challenge Premium. Notwithstanding the above, if LICENSEE, any of its Affiliates or Sublicensees or any person or entity acting on behalf or in the interest of any of the foregoing brings an action seeking to invalidate a Licensed Patent Right, Section 4.1(d) shall be automatically amended so that the applicable royalty rate is double the highest applicable royalty rate set forth in Attachment C without application of any reductions or credits otherwise provided herein or in any subsequent Agreement of the parties that is subject to this Agreement.

4.4Books and Records; Audits. During the term of this Agreement and for three (3) years thereafter, LICENSEE agrees to keep complete and accurate records of its and its Affiliates’ Sales Revenue and Sublicensing Revenues and reports received from Sublicensees in sufficient detail to enable the royalties payable hereunder to be determined. LICENSEE agrees to permit METHODIST or its representatives, at METHODIST’s expense, to examine such records once per year, upon reasonable advance notice, and during regular business hours for the purpose of and to the extent necessary to verify any royalty report required under this Agreement. Such examination may, at METHODIST’s sole discretion, consist of a self-audit conducted by LICENSEE to verify that the royalty amounts paid are correct and certified in writing by an officer of LICENSEE. If the amounts due to METHODIST are determined to have been underpaid by five percent (5%) or greater for the period being audited, LICENSEE will pay the actual out-of-pocket costs reasonably incurred for the examination and the Late Fee applicable to the underpayment as if such amounts had been timely reported as due and payable.

4.5Quarterly Reports. Within forty-five (45) days after March 31, June 30, September 30, and December 31, beginning immediately after the calendar quarter in which Sales Revenues or Sublicensing Revenues are first accrued, LICENSEE shall deliver to METHODIST a true and accurate written report, even if no payments are due METHODIST, giving the particulars of the business related to the Patent Rights that was conducted by LICENSEE and its Sublicensee(s), during the preceding three (3) calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

(a)	The total Sales by LICENSEE or any of its Affiliates separately listed into United States and foreign Sales;

(b)	The calculation of Sales Revenue and royalties payable thereon; and

(c)	The Sublicensing Revenues received and royalties payable thereon; and

(d)	The total royalties computed and due METHODIST.

Simultaneously with the delivery of each report, LICENSEE shall pay to METHODIST the amount, if any, due for the period of each report for Sales Revenues and for Sublicensing Revenues received from each Sublicensee for the subject quarter.

4.6Periodic Reports. On or before each anniversary of the Effective Date until the first Sales Revenues or Sublicensing Revenues occur, LICENSEE shall prepare, and deliver to METHODIST, a written report summarizing LICENSEE’s (and its Affiliates’ and any Sublicensees’) (a) efforts and accomplishments during the preceding year and (b) plans for the upcoming year, in each case, to develop and seek, obtain and

CONFIDENTIAL

maintain Regulatory Approval for Licensed Products or Licensed Services, and after obtaining such Regulatory Approval, to promote, market, and Sell Licensed Products or Licensed Services, as appropriate to LICENSEE’s stage of development. LICENSEE will provide to METHODIST a copy of any documentation that is submitted or received as part of a Regulatory Authority’s processes of scientific and regulatory review to evaluate the safety and effectiveness of or for permission for clinical experimentation in humans of device Licensed Product or Licensed Services as may be reasonably requested by METHODIST from time to time and to the extent not prohibited by any applicable law. Upon request of METHODIST, but no more frequently than once per calendar year, LICENSEE shall provide to METHODIST the information necessary for METHODIST to complete required reports to governmental agencies and granting agencies regarding utilization of funded inventions within the Licensed Know-how or that are the subject of the Licensed Patent Rights.

4.7LICENSEE Responsibility for Sublicensees. LICENSEE shall provide a copy of all agreements that are part of a transaction or series of transactions that involve the grant of a sublicense. Such copy may be redacted for sensitive information that is requested to be redacted by the Sublicensee and that is unrelated to the grant of sublicense or the basis for Sublicensing Revenues, including identities or other personal information of employees of Sublicensee and its Affiliates or other information subject to privacy regulation or the research or development targets of therapy, diagnosis or prevention not yet the subject of publicly available documents. LICENSEE shall deliver to METHODIST a copy of each Sublicensee’s statements of amounts payable to LICENSEE that constitute Sublicensing Revenues. LICENSEE is responsible for paying all royalties, sublicense fees and other sums payable with respect to the activities of its Affiliates and Sublicensees, and LICENSEE will bear all credit risks associated with its Affiliates and Sublicensees.

4.8No Refunds, Offsets or Co-Ownership Reductions. All payments under this Article 4 shall be non-refundable and non-creditable unless otherwise expressly stated in this Agreement. No payments due or royalty rates owed under this Agreement will be reduced as a result of co- ownership of Patent Rights by METHODIST and another party, including, but not limited to, LICENSEE.

4.9Taxes. All amounts payable herein by LICENSEE shall be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind, except those required by applicable law. METHODIST is a tax-exempt organization under the laws of the State of Texas and of the United States and shall be solely responsible for any taxes that may hereafter be levied upon the payments to METHODIST.

4.10Currency. When a Licensed Product or Licensed Service is Sold for monies other than United States dollars, the earned royalties first will be determined in the foreign currency in the country in which such Licensed Product or Licensed Service was Sold, and then converted into equivalent United States funds. The conversion method and rate will be that used by the seller for currency conversions as consistently applied by the seller in accordance with applicable accounting standards.

4.11Late Fees. All royalty payments which are not paid by LICENSEE by the thirty-first (31st) day after each quarterly payment date shall bear interest at the Late Fee rate. Such interest payments shall be calculated from the quarterly due dates until the payment is received by METHODIST.

4.12Payment Method. All payments shall reference the contract number of this Agreement (set out at the top of the first page). All checks shall be sent to the following address:

CONFIDENTIAL

The Methodist Hospital

Office of Technology Transfer

6670 Bertner Ave, M.S. R12-111

Houston, Texas 77030

If LICENSEE desires to make payment by a wire transfer, LICENSEE shall contact METHODIST to obtain the required wire transfer information and shall reference the contract number of this Agreement in the wire transfer information.

5.Term and Termination.

5.1Term. The term of this Agreement is from the Effective Date until no intellectual property right in the Licensed Patent Rights or Licensed Know-how remains, unless terminated sooner pursuant to Section 5.2, 5.3 or 5.4 below.

5.1Automatic Termination. Subject to any rights that survive termination, this Agreement will earlier terminate in its entirety automatically if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise.

5.2Termination by METHODIST. METHODIST may terminate this Agreement as follows:

(a)	By notice to LICENSEE as provided in Section 3.5.

(b)

If neither LICENSEE or any Sublicensee have been Actively Attempting to Develop or Commercialize (defined below in this subsection (b)) for a continuous six (6)- month period at any time starting after five (5) years after the Effective Date , other than due to the breach by METHODIST of this Agreement, then METHODIST may notify LICENSEE of METHODIST’s intent to terminate this Agreement. If LICENSEE or any Sublicensee continue not to be Actively Attempting to Develop or Commercialize in good faith within [***] after METHODIST has provided the foregoing notice, then METHODIST may terminate this Agreement immediately by a second notice to LICENSEE. “Actively Attempting to Develop or Commercialize” means, as of a specific point in time, having in place an effective, ongoing and active program, as appropriate to the stage of development of the Patent Rights at such time, directed toward obtaining regulatory approval, production and/or Sales of any Licensed Product/Service in a specific jurisdiction within the Licensed Territory, provided that LICENSEE has provided plans acceptable to METHODIST, in its reasonable discretion, to commercialize the Patent Rights.

(c)

If LICENSEE, its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity or enforceability of any Licensed Patent Rights or assists a third party in pursuing such a proceeding or action, then METHODIST may notify LICENSEE of METHODIST’s intent to terminate this Agreement if such proceeding or action is not terminated. If such proceeding or action is not terminated within [***] after METHODIST has provided the

CONFIDENTIAL

foregoing notice, then METHODIST may terminate this Agreement immediately by a second notice to LICENSEE.

(d)

If LICENSEE breaches its obligation to make any of the payments or reports hereunder more than thirty (30) days after the date due, then METHODIST may notify LICENSEE of METHODIST’s intent to terminate this Agreement if such payment(s) or report(s) is/are not submitted. If (i) LICENSEE does not make the payment or submit the report and (ii) neither party disputes the alleged breach by initiation of dispute resolution, both within [***] after METHODIST has provided the foregoing notice, then METHODIST may terminate this Agreement immediately by a second notice to LICENSEE.

(e)

If LICENSEE is in material breach of this Agreement, then METHODIST may notify LICENSEE of METHODIST’s intent to terminate this Agreement if such breach is not cured. If (i) LICENSEE does not cure the breach and (ii) neither party disputes in good faith the alleged breach by initiation of dispute resolution, both within [***] after METHODIST has provided the foregoing notice, then METHODIST may terminate this Agreement immediately by a second notice to LICENSEE. If a party does initiate dispute resolution in good faith within such time and the final, binding results of such dispute resolution are that LICENSEE is in material breach of the Agreement, then METHODIST may terminate this Agreement immediately by notice to Licensee.

5.3Termination by LICENSEE. Licensee may terminate this Agreement by written notice to METHODIST for any or no reason.

5.4Effects of Termination. If this Agreement is terminated:

(a)	nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination; and

(b)

within ninety (90) days following the effective date of termination of this Agreement, LICENSEE will submit a final report in form and content similar to the quarterly report required during the term of this Agreement and pay all royalties and other amounts payable in accordance therewith for the Sales that occurred through the date of termination; and

(c)

the license granted with respect to each Licensed Product or Licensed Service that is fully paid up in accordance with the terms of Section III of Attachment C survives termination of this Agreement until no intellectual property right in the Licensed Know-how applicable to such Licensed Product or Licensed Service(s) remains but to the extent it is Exclusive automatically converts to non-exclusive (and, subject to Section 5.5(d) below, the license otherwise terminates); and

CONFIDENTIAL

(d)

LICENSEE may Sell all Licensed Products/Services and parts thereof it has on hand at the date of termination and that are not fully paid up at the time of termination, for a period not to exceed [***] after the effective date of termination, if LICENSEE pays earned royalties thereon and any other amounts, and files all related reports, according to the terms of this Agreement (including the applicable terms of Article 4); and

(e)	the provisions of Article 1, Sections 2.1, 2.6, 3.2, 3.3, 4.4, this 5.4, and Articles 7, 8 and 9 will remain in effect and survive termination as applicable; and

(f)

by operation of Section 5.2, by METHODIST pursuant to Section 5.3 or by LICENSEE pursuant to Section 5.4, then within ninety (90) days following the effective date of termination of this Agreement, the receiving party of Confidential Information will return to the disclosing party or destroy, at the receiving party’s expense, all material and information provided by the disclosing party to the receiving party electronically or in any other tangible form, including but not limited to Confidential Information, data, computer code, prototypes, or other materials, and all copies thereof, howsoever created by the receiving party or thereafter stored, except for a copy and backup copy of all of the foregoing to be used solely in connection with the resolution of disputes.

6.Patent Matters.

6.1Patent Management. LICENSEE will have the first right and responsibility for preparing, filing, prosecuting and maintaining all Licensed Patent Rights, including defending them against all challenges to their validity or patentability as further described below and subject to Section

6.2.After the Effective Date and before the amendment and restatement of this Agreement, LICENSEE and METHODIST entered into a Patent Prosecution Agreement that was attached to this Agreement on the Effective Date as Attachment F.

(a)

LICENSEE will use commercially reasonable efforts with respect to the foregoing and in doing so will act in good faith irrespective of other patents, patent applications, or other rights that LICENSEE may possess.

(b)

LICENSEE will notify METHODIST before taking any substantive actions in prosecuting the claims of any pending applications within the Licensed Patent Rights, and LICENSEE will have final approval on how to proceed with any such claims; provided, however, that LICENSEE may not abandon any such patent without the approval of METHODIST.

(c)

To aid LICENSEE in this process, METHODIST will provide information, execute and deliver documents in a timely manner and do other acts as LICENSEE shall reasonably request from time to time. Without limiting the foregoing, promptly after the Effective Date METHODIST will execute a power of attorney prepared and filed by and at the cost of LICENSEE granting the right to LICENSEE’s designated patent attorneys and agents to take over prosecution of the Existing Patent Applications.

CONFIDENTIAL

(d)	LICENSEE will reimburse METHODIST for METHODIST’s reasonable, actual out-of- pocket costs incurred in complying with requests of LICENSEE and its designated patent attorneys/agents.

(e)

At METHODIST’s request, LICENSEE will provide all information to METHODIST relevant to the scope of the Licensed Patent Rights that could be obtainable in view of prior art, examiner positions, commercial considerations, and other relevant factors.

(f)

LICENSEE will not cease managing the preparation, filing, prosecution or maintenance of any Licensed Patent Rights without providing at least sixty (60) days prior written notice thereof to METHODIST. If LICENSEE notifies METHODIST of LICENSEE’s intent to do so, then LICENSEE will instruct its patent counsel to either (i) take such actions as are reasonably necessary and possible to preserve the then-existing state of the Licensed Patent Rights and thereafter promptly transition prosecution responsibility to patent attorneys/agents of METHODIST designated in writing or (ii) to abandon further prosecution and maintenance of such Licensed Patent Rights; in each case (i) or (ii), as directed by METHODIST in writing to LICENSEE.

(g)

If LICENSEE transfers responsibility for prosecution and maintenance back to METHODIST as directed by METHODIST in accordance with the foregoing paragraph (f)(i), then METHODIST may thereafter continue to prosecute, maintain or abandon the subject Licensed Patent Rights in its sole discretion.

(h)

As between the parties, all costs and expenses of activities conducted by or at the direction of LICENSEE, including payment of all costs and expenses of its patent attorneys and agents and governmental filing fees, are the sole responsibility of LICENSEE.

6.2Communication on Patent Matters. Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution and maintenance of Licensed Patent Rights, which comments and suggestions will be considered by the other party.

6.3Notice of Infringement. If a third party sues or threatens to sue LICENSEE or any of its Affiliates for the continued Sale of any Licensed Product or Licensed Service, LICENSEE agrees to notify METHODIST promptly of same in writing.

6.4Enforcement Rights.

(a)

LICENSEE, at its expense, has the first right to enforce any Licensed Patent Right or Licensed Know-how against infringement, misappropriation or other violation thereof by third parties, including by bringing a suit or threatening to bring a suit. LICENSEE is entitled to retain all monetary recovery from such enforcement except that LICENSEE must (i) reimburse METHODIST for any actual, out-of-pocket costs reasonably incurred by

CONFIDENTIAL

METHODIST in connection with such enforcement and (ii) pay to METHODIST [***] of the net amounts of such monetary recovery actually received by LICENSEE as a result of such enforcement (including from settlement or court awards) after deduction of all of LICENSEE’s and METHODIST’s actual, out of pocket costs incurred in connection with such enforcement. If the result of such enforcement is the creation of a Sublicensee, then LICENSEE would owe royalties for such Net Sales occurring under the applicable sublicense agreement consistent with the terms of this Agreement applicable to Sublicensees.

(b)

If LICENSEE does not file suit against a substantial infringement, misappropriation or other violation of Licensed Patent Rights or Licensed Know-How within [***] of METHODIST’s notice to LICENSEE of a substantial infringement, misappropriation or other violation thereof (or if a deadline for estoppel is sooner, then within sixty (60) days prior to such estoppel date), then METHODIST, at its sole discretion, may enforce the Licensed Patent Rights or Licensed Know-How that are allegedly infringed, misappropriated or violated. METHODIST is entitled to retain all monetary recoveries from such enforcement after reimbursing LICENSEE for any actual, out-of-pocket costs reasonably incurred by LICENSEE in connection with such enforcement.

(c)

Notwithstanding the foregoing, neither Party may settle any action or other proceeding in any manner that admits that any of the Licensed Patent Rights is not infringed, invalid or unenforceable without the other party’s prior written approval.

6.5Cooperation in Infringement Actions. In any infringement suit or dispute involving enforcement of any of the Licensed Patent Rights or Licensed Know-How, the parties agree to cooperate fully with each other, including by joining as a party to litigation if necessary to effect standing to sue. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours, in each case in accordance with that party’s reasonable restrictions applicable to site visits.

6.6Joint Enforcement of Infringement. LICENSEE may request that METHODIST join the enforcement of Licensed Patents Rights against an infringer by sharing in the costs to do so as they are incurred. If METHODIST agrees, then LICENSEE and METHODIST shall share in the actual, out-of-pocket costs reasonably incurred by LICENSEE and METHODIST in connection with such enforcement by both parties paying their agree share promptly as incurred, and after deducting such costs, any remaining recovery shall be divided between LICENSEE and METHODIST at the same percentage that the costs were shared.

7.Indemnification and Insurance.

7.1Indemnification by LICENSEE. LICENSEE agrees to defend, hold harmless and indemnify METHODIST and its Affiliates, and each of their directors, officers, employees, and agents from and against any claims, demands, or causes of action whatsoever brought by any third party against any of the foregoing, and all associated damages, awards, penalties, fines, costs and expenses, including reasonable attorney’s fees, including those arising on account of any injury or death of persons or damage to property, in each case to the extent caused by, or arising out of, or resulting from the exercise, practice or breach of any of the provisions of this Agreement by LICENSEE, its Affiliates, its Sublicensees

CONFIDENTIAL

or any of their respective directors, officers, employees or agents and not a matter for which METHODIST is obligated to indemnify under Section 7.2.

7.2Indemnification by METHODIST. METHODIST agrees to defend, hold harmless and indemnify LICENSEE and its Affiliates, and each of their directors, officers, employees and agents from and against any claims, demands or causes of action brought by any third party against any of the foregoing, and all associated damages, awards, penalties, fines, costs and expenses, including reasonable attorney’s fees, including those arising on account of injury or death of persons or damage to property, in each case to the extent caused by, or arising out of, or resulting from the exercise, practice or breach of any of the provisions of this Agreement by METHODIST, its Affiliates or any of their respective directors, officers, employees or agents and not a matter for which LICENSEE is obligated to indemnify under Section 7.1.

7.3Insurance. Beginning at the time when any Licensed Product or Licensed Service is being distributed or Sold (including clinical research for the purpose of obtaining regulatory approvals) by LICENSEE, an Affiliate or a Sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate and naming METHODIST as an additional insured. Such commercial general liability insurance shall provide (a) product liability coverage; (b) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement; and (c) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement. LICENSEE shall provide METHODIST with written evidence of such insurance upon METHODIST's request. LICENSEE shall provide METHODIST with written notice promptly after the cancellation, non-renewal or material change in such insurance. LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product/Service developed pursuant to this Agreement is being commercially distributed or Sold by LICENSEE or by a Sublicensee or their agent; and (ii) the one year period immediately after such period.

8.Confidential Information.

8.1Confidentiality. METHODIST and LICENSEE each agree that, as a recipient, all Confidential Information of the discloser (a) is to be received in strict confidence, (b) is to be used only for the purposes of this Agreement, and (c) is not to be disclosed by the recipient to any third party without the prior written consent of the other party, except as expressly permitted under this Agreement. The Licensed Know-how and any unpublished Licensed Patent Right is the Confidential Information of both parties and subject to the limitations and permissions regarding its disclosure as a recipient in Sections 8.1 – 8.3 (but the obligation under Section 5.5(f) does not apply to METHODIST with respect to such Confidential Information). The terms of this Agreement, but not its mere existence, constitute the Confidential Information of each of the parties for which each of the parties is deemed a recipient. Each party’s obligation under this Section 8.1 shall be fulfilled by using at least the same degree of care with the other party’s Confidential Information as it uses to protect its own confidential information of like nature. This obligation shall exist while this Agreement is in force and for a period of three (3) years thereafter.

8.2Required Disclosures. If any portion of the Confidential Information of discloser is required to be disclosed pursuant to governmental law, regulation or judicial proceeding, the recipient shall promptly provide notice of such requirement to the discloser and cooperate with that discloser’s efforts in seeking a protective order or other assurance that confidential treatment will be accorded to the Confidential Information that is required to be disclosed. In the event that such protective order or other remedy is not obtained, or that the discloser waives compliance with the provisions hereof, the recipient required to furnish the Confidential Information and its employees and agents agree to use reasonable efforts to furnish only that portion of the discloser’s Confidential Information that is legally required to be furnished.

CONFIDENTIAL

8.3Permitted Disclosures. Recipient may disclose the Confidential Information of discloser:

(a)

to Affiliates and bona fide potential and actual Sublicensees and to directors, officers, employees, agents, contractors, bankers, accountants, lawyers, and other representatives of discloser or any of its Affiliates and Sublicensees, in each case, on a need to know basis for purposes of exercising rights and fulfilling obligations under this Agreement and under an obligation of confidentiality;

(b)	to patent offices of governmental entities to file, prosecute, maintain, defend or enforce any Licensed Patent Rights in accordance with the terms of this Agreement;

(c)	in connection with the seeking, obtaining or maintaining Regulatory Approvals for Licensed Products or Licensed Services in accordance with the terms of this Agreement;

(d)	to bona fide potential and actual investors, acquirers, or lenders of a party; and

(e)

as provided in the Retained Rights, provided, however, that before METHODIST makes any public disclosure as permitted thereunder, it (i) first notifies LICENSEE of the scope and timing of the disclosure as much in advance of the disclosure as reasonably possible, (ii) gives LICENSEE a reasonably opportunity to file a patent application on the subject matter of the intended disclosure, and (iii) will not unreasonably refuse to accept LICENSEE’s request not to disclose any of such information that is of a commercial nature.

9.General.

9.1Entire Agreement. This Agreement constitutes the entire and only agreement between the parties for Licensed Patent Rights and Licensed Know-how and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

CONFIDENTIAL

9.2Notices. Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed to:

In the case of METHODIST to:

The Methodist Hospital

Office of General Counsel

6565 Fannin St., Ste. D-200

Houston, Texas 77030

with copy to:

The Methodist Hospital

Office of Technology Transfer

6670 Bertner Ave., M.S. R12-111

Houston, Texas 77030

or in the case of LICENSEE to:

Coya Therapeutics, Inc.

12645 Memorial Drive, Suite F1 #305

Houston, Texas 77024

Attention: President

with copy to:

Jones Day

4655 Executive Drive, Suite 1500

San Diego, CA 92121-3134

Attention: Thomas A Briggs and Michael A Oblon or other addresses as may be given from time to time under the terms of this notice provision.

9.3Governing Law. This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas without reference to its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods (“CISG”) shall not be applicable to this Agreement or the transactions contemplated by this Agreement, and the parties expressly exclude application of the CISG.

9.4Attorneys’ Fees. The prevailing Party in any dispute resolution process initiated by either Party in connection with this Agreement, including litigation or other dispute resolution processes to resolve a dispute as to whether a Party has the right to terminate for material breach of the other Party, will be entitled to recovery of all its actual out-of-pocket costs and expenses, including attorneys’ fees, reasonably incurred in connection with such litigation or other dispute resolution process to the maximum extent permitted by applicable law.

CONFIDENTIAL

9.5Construction of Agreement. The Parties have negotiated this Agreement and the language in this Agreement will not be construed for or against either Party. The headings used herein are for reference and convenience only and will not enter into the interpretation of this Agreement. The terms “herein”, “hereby”, “hereof”, “hereunder”, “hereto” and similar expressions mean or refer to this Agreement as a whole, and not to any particular provision or section of this Agreement. In construing this Agreement and where context requires, references to the singular will include the plural and references to the plural will include the singular, and words denoting any gender shall include all genders. Unless the context clearly indicates the contrary, the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, and will not be interpreted to limit the provision to which it relates. A statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted.

9.6No Waiver. The failure or delay of a party to enforce or to exercise, at any time for any period of time, any provision hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such party to enforce or exercise the same, provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that party and by the party seeking to assert such right or remedy. The written waiver by either party of a breach of any term or provision of this Agreement by the other party shall not be construed as a waiver of any subsequent breach.

9.7Independent Contractor; No Agency. LICENSEE and METHODIST agree that their relationship established by this Agreement is that of licensor and licensee, and that this Agreement does not, is not intended to, and shall not be construed to establish a partnership or joint venture, nor shall this Agreement create or establish an employment, agency or any other relationship. Neither party has any right, power or authority to, nor shall it represent itself as having any authority to, assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party or any of its Affiliates, nor to act as an agent for such other party or any of its Affiliates for any purpose.

9.8Assignment. Except as provided herein, this Agreement may not be assigned in whole or in part by LICENSEE without the prior written consent or deemed consent of METHODIST, which will not be unreasonably withheld, conditioned or delayed, and payment of the Assignment Fee, when applicable. If LICENSEE desires to effect an assignment without consent, LICENSEE must provide to METHODIST information before the assignment showing that the intended assignee (a) is reasonably expected at such time to be capable of performing LICENSEE’s obligations under this Agreement and has the financial resources adequate to do so or the ability to obtain them and (b) will assume all of the obligations and liabilities under this Agreement arising after the assignment (the information provided about the assignee, collectively, the “Assignment Package”). If the Assignment Package does not meet such criteria and METHODIST either consents to that assignment or does not deliver a written notice to LICENSEE of its reasonable objections thereto within fifteen (15) days of receiving the Assignment Package, the consent to the assignment will be deemed provided. Whether or not such consent is required to be provided, within thirty (30) days after the assignment, the assignee (as the new LICENSEE) must pay to METHODIST an assignment fee (“Assignment Fee”) in the amount of [***].

CONFIDENTIAL

9.9Severability. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement. If any provision of this Agreement is held to be void or contrary to law, such provision shall be construed as nearly as possible to reflect the intention of the parties, with the other provisions remaining in full force and effect.

9.10Compliance Plan Participation. LICENSEE agrees to participate in any reasonable contract and claims audits by METHODIST and to cooperate and assist during any reasonable internal compliance review, investigation, monitoring protocol and/or audit, without regard to whether the review, investigation, or audit occurs before or after termination of the Agreement. In addition, LICENSEE shall notify METHODIST of any violation of any applicable law, regulation, or third party payer requirement by METHODIST immediately after LICENSEE, its employees, or agents become aware of it. Such notification should be given to the METHODIST executive overseeing this Agreement, but may also be given through either of the following methods: (a) anonymously through The Methodist Hospital’s Hotline service [***]; or (b) to The Methodist Hospital’s Business Practices Officer.

9.11Deficit Reduction Act; False Claims. The Deficit Reduction Act of 2005 requires us to inform all employees, contractors and their agents of the following: METHODIST and its Affiliates receive reimbursement for many of its services from the Medicare and Medicaid programs. Under the federal False Claims Act and Texas laws, any person who knowingly submits, or causes someone else to submit illegal claims for payment of government funds is subject to government fines and penalties. Reports of suspected illegal claim activity should be made through any of the methods mentioned in Section 9.10, but may also be made to the Department of Health and Human Services Office of Inspector General or the Texas Health and Human Services Commission’s Office of Inspector General. Those who report questionable practices are protected from retaliation for reports made in good faith by Methodist policy and by federal and state laws.

9.12Representation of Non-Exclusion. Each party represents and warrants to the other party that, as of the Effective Date of this Agreement, it is not excluded from any federal or state health care program, nor has it been debarred or sanctioned by the US Food and Drug Agency. If either party becomes so excluded, sanctioned, or debarred, it will notify the other party immediately.

9.13Digital Signatures. The parties agree that a digital signature may be used for any and all purposes for which the original signature may have been used.

[Signature page follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

THE METHODIST HOSPITAL		COYA THERAPEUTICS, INC.
By:	/s/ Ramon M. Cantu	By:	/s/ Howard Berman
Name:	Ramon M. Cantu	Name:	Howard Berman
Title:	EVP & Chief Legal Officer	Title:	Chief Executive Officer

HM Legal Approved as to Form:	/s/ Lee Schwartz

CONFIDENTIAL

ATTACHMENT A

KNOW-HOW and PATENT RIGHTS AS OF THE EFFECTIVE DATE

[***]

CONFIDENTIAL

ATTACHMENT B

TARGET DEVELOPMENT MILESTONES AND MILESTONE PAYMENTS

PART I: TARGET DEVELOPMENT MILESTONES OF LICENSEE (FOR PURPOSES OF SECTION 3.5)

a.	[***]
b.	[***]
c.

Within twelve (12) months of the Effective Date, create a plan to develop a manufacturing process for a Licensed Product or a Licensed Services with adequate product quality and adequate controls for the then-current stage of clinical evaluation.

d.	After creating such plan, establish manufacturing capabilities for a Licensed Product or Licensed Services, whether internally or through a third party, when such capability is needed.
e.

If METHODIST completes the primary endpoint(s) of the Ongoing Phase 2a Trial and conducts a successful End-of-Phase 2 (EOP2) meeting with the FDA for such trial, initiate a phase 2b or phase 3 clinical trial under an IND filed for a Licensed Product or a Licensed Service within twenty-four (24) months of the Effective Date or as soon as reasonably possible after successful achievement of such activities by METHODIST, whichever is later.

f.	Within forty-eight (48) months of the Effective Date, complete the primary endpoint(s) of either a phase 2(b) or phase 3 clinical trial for a Licensed Product or Licensed Service.

PART II: MILESTONE PAYMENTS (FOR PURPOSES OF 4.1(e))

[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***]

CONFIDENTIAL

ATTACHMENT C

RUNNING ROYALTIES

[***]

CONFIDENTIAL

ATTACHMENT D

SHARE ISSUANCE AGREEMENT

This Share Issuance Agreement (“Agreement”) is made effective as of the date of last signature below by and between Nicoya Health, Inc., a Delaware corporation (the “Company”), and The Methodist Hospital, a Texas non-profit corporation (“Methodist”). The Company and Methodist hereby agree as follows:

1.Shares. Pursuant to that certain Patent and Know How License Agreement (the “License Agreement”) of even date herewith between the Company and Methodist, the Company is issuing 750,000 shares of its $0.0001 par value common stock (“Common Stock”) to Methodist (the “Shares”).

2.Status of Issuance; Closing.

(a)The issuance of the Shares is being made without registration under the Securities Act of 1933, as amended (“Securities Act”) in reliance upon the exemptions from registration provided for in Sections 4(a)(2) and/or 4(a)(5) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder and in reliance on applicable exemptions from registration afforded certain private placements under state securities laws.

(b)The issuance of the Shares shall take place remotely via the exchange of documents and signatures, at 10 a.m., on September , 2020, or at such other time and place as the Company and Methodist mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

3.Methodist Representations and Warranties. Methodist hereby acknowledges, represents, warrants and agrees as follows:

(a)Accredited Investor. Methodist is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”), as presently in effect, the meaning of which is understood by Methodist. In that regard, Methodist represents that Methodist is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), with total assets in excess of $5,000,000.

(b)Information About the Company.

(i)Methodist has had an opportunity to obtain all information it has requested from the Company relating to the business and affairs of the Company.

(ii)Methodist has been given reasonable opportunity to meet with officers of the Company for the purpose of asking reasonable questions of such officers concerning the business of the Company and all such questions have been answered to Methodist’s full satisfaction. Methodist has also been given an opportunity to obtain any additional relevant information to the extent reasonably available to the Company. Methodist has received all information regarding the Company that Methodist has reasonably requested. Methodist understands that there is no assurance as to the future performance of the Company or the value of the Shares. The foregoing,

CONFIDENTIAL

however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of Methodist to rely thereon.

(iii)Methodist acknowledges that any estimates, forward-looking statements or projections provided to Methodist were prepared in good faith by the officers of the Company, but the attainment of any such estimates, forward-looking statements or projections cannot be guaranteed by the Company or its officers and should not be relied upon.

(c)	Restrictions on Transfer.

(i)Securities Law Restrictions. Methodist understands that (a) the Shares have not been registered under the Securities Act or the securities laws of certain states in reliance on specific exemptions from registration; (b) no securities administrator of any state or the SEC or any other federal agency has recommended or endorsed the issuance of the Shares or made any finding or determination relating to the fairness of Methodist’s acceptance of the Shares; (c) the Company is relying on Methodist’s representations and warranties in Section 3(b) for the purpose of determining whether the issuance of the Shares meets the requirements of the exemptions afforded by the Securities Act and certain state securities laws. Methodist acknowledges that the Shares will be subject to restrictions on transferability and may not be resold, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities laws of certain states or an exemption from such registration is available. Methodist further acknowledges that Methodist shall be subject to additional transfer restrictions with respect to the Shares as described in this Section 3(c).

(ii)Lock-up Restrictions. Methodist understands that the Shares may not be sold, transferred, assigned, pledged, hypothecated, mortgaged, or otherwise disposed of or made subject to any lien or security interest, during the Restricted Period (as defined below) without the consent of the Company in its sole discretion. The “Restricted Period” shall be defined as the period commencing on the date hereof and continuing until 180 days of the Initial Trading Date; provided, however, if such business day is a Friday, then the Restricted Period shall expire on the next business day; provided further, that the Company may elect to release Methodist from this lock-up at any time or from time to time for any reason or no reason with respect to any or all of the Shares. No such release shall be deemed to obligate the Company to grant any future releases to Methodist. In addition, Methodist agrees to execute any lock-up agreement required by the lead underwriter in connection with the Company’s Initial Public Offering (as defined below) that the Company may conduct while Methodist holds any of the Shares; provided, that any such agreement is consistent with the form of lock-up agreements generally required by underwriters to be signed by the Company’s officers, directors and stockholders. For purposes hereof, the “Initial Trading Date” shall mean the first date upon which shares of the Company’s capital stock trade on (a) a national securities exchange or through any quotation service that requires as a condition for trading that the Company report under the Securities Act or the Exchange Act or (b) the OTCQB or OTCQX (collectively, a “Qualified Trading Market”); and the “Initial Public Offering” or “IPO” shall mean the commencement of a public trading market for any class of securities of the Company on a Qualified Trading Market.

CONFIDENTIAL

(iii)Legends of Certificate. Methodist understands that each certificate evidencing the Shares will bear the legends substantively similar to that set forth below:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OFFERING STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE COMPANY’S SHARE ISSUANCE AGREEMENT WITH THE HOLDER SETS FORTH CERTAIN RESTRICTIONS ON THE HOLDER’S ABILITY TO TRANSFER SUCH SECURITIES. A COPY OF SUCH SHARE ISSUANCE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY’S OFFICE.”

(d)No Market for the Securities. Methodist is accepting the Shares for its own account for investment and not with a view to, or for sale in connection with, any subsequent distribution thereof, nor with any present intention of selling or otherwise disposing of all or any part of the Shares. Methodist understands that there is currently no market for any securities of the Company, including any shares of the Company’s Common Stock, and there may not be any market for the Common Stock or any other securities of the Company in the future. Methodist agrees that it may have to hold the Shares for an indefinite period of time because neither the Company’s Common Stock nor any of the Company’s other securities have been registered under the Securities Act and may never be registered and cannot be resold, pledged, assigned, or otherwise disposed of unless the securities are subsequently registered under the Securities Act and under applicable securities laws of certain states or an exemption from such registration is available. Methodist understands that the Company is under no obligation to register any of the Shares, or to assist Methodist in complying with any exemption from such registration under the Securities Act or any state securities laws.

(e)Entity Authority. The person signing this Agreement on behalf of Methodist has been duly authorized by Methodist to do so.

(f)Principal Place of Business; Residency. Methodist represents and warrants to the Company that its principal place of business and executive offices is located at the address set forth on the Information Sheet attached to this Agreement.

4.Company Representations and Warranties. The Company hereby represents and warrants to Methodist as follows:

(a)Organization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company (a “Material Adverse Effect”).

(b)Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

CONFIDENTIAL

(c)Authority. The Company has all necessary corporate power and authority to enter into this Agreement and to issue the Shares; the execution and delivery and performance by the Company of this Agreement and the consummation of the transaction contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company; this Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (ii) the applicability of the federal and state securities laws as to the enforceability of the indemnification provisions of this Agreement.

(d)Capitalization. The authorized capital of the Company consists, immediately prior to the Initial Closing, of 20,000,000 shares of Common Stock, 10,000,000 shares of which are issued and outstanding immediately prior to the Closing. The Company does not have any authorized series of Preferred Stock. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(e)Valid Issuance of Shares. The Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions explicitly set forth herein, applicable state and federal securities laws and liens or encumbrances created by or imposed by Methodist. Assuming the accuracy of the representations of Methodist in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(f)Governmental Consents and Filings. Assuming the accuracy of the representations made by Methodist in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

(g)Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Founder (as such term is defined below) of the Company arising out of their employment or board relationship with the Company or (ii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Founder is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Founders, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to

CONFIDENTIAL

initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(h)Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Incorporation (the “Charter”) or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(i)Certain Transactions.

(i)Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and proprietary invention assignment agreements, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock, in each instance previously provided to Methodist, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Founders, or any affiliate thereof.

(ii)The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.

(j)Corporate Documents. The Charter and Bylaws of the Company as of the date of this Agreement are in the form provided to Methodist. The copy of the minute books of the Company provided to Methodist contains minutes of all meetings of directors and stockholders and all actions by written

CONFIDENTIAL

consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

(k)Disclosure. The Company has made available to Methodist all the information that Methodist has requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement and no certificate furnished or to be furnished to Methodist at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan.

5.Transferability. Unless otherwise determined by the Company, during any period in which the Company does not have a class of its securities registered under Section 12 of the Exchange Act and is not required to file reports under Section 15(d) of the Exchange Act, the Shares shall not be transferable by Methodist other than to an Affiliate; provided, however, in each case, that such transferees agree to be bound by the terms of this Agreement as if they were Methodist, the transfer is documented in a form and substance reasonably acceptable to the Company and the transferees execute accredited investor questionnaires to the reasonable satisfaction of the Company. For purposes of this Agreement, “Affiliate” means any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Methodist.

6.Repurchase Right.

(a)In the event of the termination of the License Agreement by the Company pursuant to Section 5.3 thereof for a Specified Reason (defined below) within two (2) years following the License Agreement Effective Date (as defined therein), the Company shall, upon the date of such termination, have an irrevocable, exclusive option (the “Repurchase Right”) for a period of two months from the Outside Date (defined below) to repurchase all or any portion of the Shares at a per share price equal to $0.0001 (as adjusted for any stock splits, stock dividends and the like). For purposes of this Agreement, “Specified Reason” means Methodist is in an material breach of the License Agreement that would allow the Company to terminate the License Agreement in accordance with its terms and the Company is not in material breach of the License Agreement, unless before the end of the thirty (30) day period following written notice from the Company to Methodist of such material breach (the “Outside Date”), Methodist has cured the breach and so notifies the Company, stating the manner of the cure.

(b)Unless the Company notifies Methodist within two months from the Outside Date that it does not intend to exercise its Repurchase Right with respect to some or all of the Shares, the Repurchase Right shall be deemed automatically exercised by the Company as of the end of such two-month period following such Outside Date, provided that the Company may notify Methodist that it is exercising its Repurchase Right as of a date prior to the end of such two-month period. Unless Methodist is otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Right as to some or all of the Shares to which it applies at the time of termination, execution of this Agreement by Methodist constitutes written notice to Methodist of the Company’s intention to

CONFIDENTIAL

exercise its Repurchase Right with respect to all Shares to which such Repurchase Right applies. The Company shall satisfy its payment obligation to Methodist with respect to exercise of the Repurchase Right by delivering a check to Methodist in the amount of the purchase price for the Shares being repurchased. As a result of any repurchase of Shares pursuant to this Section 6, the Company shall become the legal and beneficial owner of the Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Methodist.

7.Information Rights.

(a)Delivery of Financial Statements. The Company shall deliver to Methodist:

(i)as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) an unaudited balance sheet as of the end of such year, (ii) unaudited statements of income and of cash flows for such year, and (iii) an unaudited statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP (except that such financial statements may not contain all notes thereto that may be required in accordance with GAAP);

(ii)as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(iii)such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as Methodist may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 7(a) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 7(a) to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 7(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration

CONFIDENTIAL

statement to become effective.

(b)Inspection. The Company shall permit Methodist, at Methodist’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by Methodist; provided, however, that the Company shall not be obligated pursuant to this Section 7(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c)Termination of Information and Inspection Rights. The covenants set forth in Section 7(a) and 7(b) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whichever event occurs first.

(d)Notice of Certain Transactions. The Company shall notify Methodist within ten (10) days of becoming aware of any transaction or relationship described in Section 4(i) “Certain Transactions” involving payments in excess of one million dollars ($1,000,000), other than grants of capital stock pursuant to a stock incentive plan duly approved by the Company’s board of directors (the “Board”), if such material transaction or relationship would have been in breach of the representations in Section 4(i) had it arisen on or prior to the date of this Agreement.

(e)Confidentiality. Methodist agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7(e) by Methodist), (b) is or has been independently developed or conceived by Methodist without use of the Company’s confidential information, or (c) is or has been made known or disclosed to Methodist by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that Methodist may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Shares from Methodist, if such prospective purchaser agrees to be bound by the provisions of this Section 7(e); (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of Methodist in the ordinary course of business, provided that Methodist informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena.

8.Tag Along Right. The Company shall ensure that if at any time either Howard Berman or Jani Tuomi (each a “Founder”) enters into an agreement to sell all or any portion of such Founder’s Common Stock to any person or entity other than a transfer made without consideration for bona fide estate planning purposes, Methodist shall have the right to transfer to the proposed transferee a number of the Shares equal

CONFIDENTIAL

to (a) the number of shares of Common Stock proposed to be transferred by such Founder multiplied by (b) the percentage of issued and outstanding Common Stock of the Company then owned by Methodist, at the same price per share and on the same terms and conditions as are applicable to the proposed transfer by the Founder (the “Tag-Along Right”). Prior to any sale of a Founder’s Common Stock subject to these provisions, the Founder shall notify Methodist and the Company in writing (the “Seller’s Notice”) of the proposed sale, which notice shall set forth: (i) the number of shares of Common Stock proposed to be transferred by such Founder, (ii) the name and address of the proposed transferee, and (iii) the proposed consideration and terms and conditions of payment offered by such proposed transferee. Methodist may exercise its Tag-Along Right by delivering a written notice (the “Tag‐Along Notice”) to the Founder within fifteen (15) days of the date the Founder delivered or caused to be delivered the Seller’s Notice. The Tag‐Along Notice shall state the number of shares of Common Stock that Methodist proposes to include in the proposed sale. If Methodist delivers a Tag‐Along Notice, Methodist shall be obligated to sell the number of shares of Common Stock specified in the Tag‐Along Notice upon the same terms and conditions as those under which the Founder is selling its shares of Common Stock, conditioned upon and contemporaneously with, the Founder’s sale of its shares of Common Stock in the proposed transfer. If any proposed sale by a Founder is not consummated within forty-five (45) days after receipt of the Seller’s Notice by Methodist, the Founder proposing the sale may not sell any Company securities unless he first complies in full with each provision of this Section 8. The exercise or election not to exercise any right by Methodist hereunder shall not adversely affect its right to participate in any other sales of Company securities subject to this Section 8.

9.Drag Along.

(a)If holders owning a majority of the outstanding equity securities of the Company (on an as‐converted basis) (the “Approving Stockholders”) approve a transaction that would result in the acquisition of equity securities of the Company by a party that is not an Approving Stockholder or an affiliate thereof, by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, sale, assignment, transfer, distribution or issuance of stock with respect to the Company) and pursuant to such transaction the holders of the equity securities of the Company immediately prior to such transaction will not hold, directly or indirectly, at least a majority of the voting power of the surviving or continuing entity (a “Drag‐Along Transaction”), then, upon thirty (30) days’ written notice to Methodist (the “Drag‐Along Notice”), which notice shall include substantially all of the details of the proposed transaction, including the proposed time and place of closing and the consideration to be received by selling stockholders in such transaction, and provided the terms of such transaction as they apply to Methodist are the same terms as they apply to the other holders of Common Stock, Methodist shall raise no objection to such Drag‐Along Transaction and be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such party, all of its shares of Common Stock then held by Methodist in the same transaction at the closing thereof (and will deliver such shares of Common Stock free and clear of all liens, claims, or encumbrances).

(b)Methodist shall not be required to comply with Section 9(a) above in connection with a Drag-Along Transaction unless:

(i)Methodist is not required to make any representations or warranties, or to provide indemnification, in connection with any Drag‐Along Transaction, other than to that: (A) Methodist holds all right, title and interest in and to the shares of Common Stock Methodist purports to hold, free and clear of

CONFIDENTIAL

all liens and encumbrances, (B) the obligations of Methodist in connection with the transaction have been duly authorized, if applicable, and (C) the documents to be entered into by Methodist have been duly executed by Methodist and delivered to the acquirer and are enforceable (subject to customary limitations) against Methodist in accordance with their respective terms;

(ii)Methodist is not required to agree to any restrictive covenant in connection with the Drag‐Along Transaction (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Drag‐Along Transaction) or any release of claims other than a release in customary form of claims arising solely in Methodist’s capacity as a stockholder of the Company;

(iii)Methodist and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates, except that Methodist may be required to agree to terminate the investment-related documents between or among Methodist, the Company and/or other stockholders of the Company;

(iv)Methodist is not liable for the breach of any representation, warranty or covenant made by any other person in connection with the Drag‐Along Transaction, other than the Company; and

(v)liability shall be limited to Methodist’s applicable share (determined based on the respective proceeds payable to each stockholder in connection with such Drag‐ Along Transaction in accordance with the provisions of the Charter) of a negotiated aggregate indemnification amount that applies equally to all stockholders but that in no event exceeds the amount of consideration otherwise payable to Methodist in connection with such Drag‐ Along Transaction.

(c)Termination of Drag Along. The covenants set forth in Section 9 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event occurs first.

10.Right of Participation. If the Company proposes to sell equity securities of the Company (“Financing Transaction Securities”) in a bona fide financing transaction following the date of this Agreement in which the Company receives gross proceeds of at least One Million Dollars ($1,000,000) (a “Financing Transaction”), then Methodist and/or its Affiliates and/or assignees (provided such assignees are reasonably acceptable to the Company and execute accredited investor questionnaires to the reasonable satisfaction of the Company) will have the right to purchase a number of Financing Transaction Securities equal to (a) the number of Financing Transaction Securities proposed to be offered in the Financing Transaction multiplied by (b) the percentage of issued and outstanding equity interests of the Company then owned by Methodist on the same terms and conditions as are offered to the other purchasers in the Financing Transaction. Financing Transactions shall not include transactions involving the issuance of securities of the Company: (a) as a dividend or distribution on the existing securities of the Company; (b) in order to effect a subdivision or combination of existing securities of the Company; (c) in connection with any reorganization, recapitalization, consolidation or merger involving the Company; (d) to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; (e) upon the exercise of equity incentive shares of the Company or upon

CONFIDENTIAL

the conversion or exchange of convertible securities of the Company, in each case provided such issuance is pursuant to the terms of such equity incentive shares or convertible securities; (f) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board; (g) to suppliers or third party service providers, other than Related Parties, in connection with the provision of goods or services pursuant to transactions approved by the Board; (h) as acquisition consideration pursuant to the acquisition of another entity, other than a Related Party, by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board; or (i) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board and in each case other than with Related Parties. “Related Party” means a Founder, member of the Board, any of their immediate family members or any affiliate of the foregoing. The Company shall provide Methodist thirty (30) days advance written notice of a proposed Financing Transaction, which notice shall include reasonable detail regarding such milestones of the Financing Transaction. Then, the rights granted in this Section 10 shall terminate upon the closing of the first Financing Transaction following the date of this Agreement; provided, the Company may, in its sole discretion, permit Methodist and/or its Affiliates and/or assignees (provided such assignees are reasonably acceptable to the Company and execute accredited investor questionnaires to the reasonable satisfaction of the Company) to participate in future Financial Transactions taking place after the first Financial Transaction following the date of this Agreement. Methodist may assign all or any portion of its rights under this paragraph, including without limitation the right of assignment, to an Affiliate and/or assignees (provided such assignees are reasonably acceptable to the Company and execute accredited investor questionnaires to the reasonable satisfaction of the Company), and such assignee shall have all of the rights of Methodist hereunder mutatis mutandis; provided, Methodist may not assign its rights under this paragraph to a competitor of the Company.

11.Indemnification. Each of the Company and Methodist (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the other party (the “Indemnified Party”), its officers, directors, stockholders, employees, agents, and attorneys against any and all losses, claims, demands, liabilities, and expenses (including reasonable legal or other expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person or whether incurred by the indemnified party in any action or proceeding between the indemnitor and indemnified party or between the indemnified party and any third party) to which any such indemnified party may become subject, insofar as such losses, claims, demands, liabilities and expenses (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by the Indemnifying Party and contained herein, or (ii) arise out of or are based upon any breach by the Indemnifying Party of any representation, warranty, or agreement made by the Indemnifying Party contained herein.

12.No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless Methodist from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

CONFIDENTIAL

13.Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement are nevertheless binding with the same effect as though the void parts were deleted and such void or unenforceable provision shall be replaced with a valid and enforceable provision that as closely as possible reflects the intent of the parties hereto.

14.Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

15.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

16.Benefit. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

17.Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) must be in writing, and are sufficiently given if delivered to the addressees in person, by overnight courier service, or, if mailed, postage prepaid, by certified mail (return receipt requested). All communications to Methodist should be sent to its preferred address on the Information Sheet. All communications to the Company should be sent to the address set forth on Schedule 1. Each party may designate another address by notice to the other party.

18.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, waived, discharged, or terminated orally, but rather, only by a statement in writing signed by the party or parties against which enforcement or the change, waiver, discharge or termination is sought.

19.Section Headings. The section headings herein have been inserted for reference only and will not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement.

20.Survival or Representations, Warranties and Agreements. The representations, warranties and agreements contained herein will survive the issuance and delivery of the Shares and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Methodist or the Company.

[Signature Page and Information Sheet to Follow]

CONFIDENTIAL

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Agreement to be executed by their duly authorized representatives.

THE METHODIST HOSPITAL		NICOYA HEALTH, INC.

By:	/s/ Ramon M. Cantu	By:	/s/ Jani Tuomi

Name:	Ramon M. Cantu	Name:	Jani Tuomi

Title:	Executive Vice President	Title:	Cofounder and COO

Time:	10/6/2020 | 4:36 PM CDT	Time:	10/6/2020 | 11:48 AM CDT

HMH LEGAL APPROVED AS TO FORM:

/s/ Lee Schwartz

CONFIDENTIAL

ATTACHMENT E

DOCUMENTS DELIVERED TO LICENSEE

[***]

CONFIDENTIAL

ATTACHMENT G

LICENSED PATENT RIGHTS AS OF 25 August 2022

[***]